MANAGEMENT AGREEMENT


         MANAGEMENT AGREEMENT, dated as of May 18, 2000, between SELIGMAN NEW TECHNOLOGIES FUND II, INC., a Maryland corporation (the "Corporation") and J. &
W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the "Manager").


         In consideration of the mutual agreements herein made, the parties hereto agree as follows:

         1. DUTIES OF THE MANAGER. The Manager shall manage the affairs of the Corporation including, but not limited to, continuously providing the Corporation with investment management services, including investment research, advice and supervision, determining which securities shall be purchased or sold by the Corporation, making purchases and sales of securities on behalf of the Corporation and determining how voting and other rights with respect to securities of the Corporation shall be exercised, subject in each case to the control of the Board of Directors of the Corporation and in accordance with the objectives, policies and principles set forth in the Registration Statement and Prospectus of the Corporation and the requirements of the Investment Company Act of 1940 (the "1940 Act") and other applicable law. In performing such duties, the Manager shall provide such office space, such bookkeeping, accounting, internal legal, clerical, secretarial and administrative services (exclusive of, and in addition to, any such services provided by any others retained by the Corporation) and such executive and other personnel as shall be necessary for the operations of the Corporation. The Corporation understands that the Manager also acts as the manager of all of the investment companies in the Seligman Group.

         Subject to Section 36 of the 1940 Act, the Manager shall not be liable to the Corporation for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Corporation and the performance of its duties under this Agreement except for willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

         2. EXPENSES. (a) The Manager shall pay all of its expenses arising from the performance of its obligations under Section 1 and shall pay any salaries, fees and expenses of the Directors of the Corporation who are employees of the Manager or its affiliates. The Manager shall not be required to pay any other expenses of the Corporation, including, but not limited to, direct charges relating to the purchase and sale of portfolio securities, interest charges, fees and expenses of independent attorneys and auditors, taxes and governmental fees, cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering and qualifying shares for sale, expenses of printing and distributing reports, notices and proxy materials to shareholders, expense of corporate data processing and related services, shareholder recordkeeping and shareholder account services, expenses of printing and filing reports and other documents filed with governmental agencies, expenses of printing and distributing prospectuses, expenses of annual and special shareholders' meetings, fees and disbursements of transfer agents and custodians, expenses of disbursing dividends and distributions, fees and expenses of Directors of the Corporation who are not employees of the Manager or its affiliates, membership dues in the Investment Company Institute, insurance premiums and extraordinary expenses such as litigation expenses.

         (b) Notwithstanding anything to the contrary in Section 2(a) above, the Manager has agreed that through December 31, 2001, if the Corporation's total expenses (before payment of the

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incentive  fee  described  in  Section  3(b)  below,  interest  expense  on  any borrowings and any extraordinary expenses) in any fiscal year exceeds 2.50% of the Corporation's average daily net assets for such year ("Excess Corporation Expenses"), the Manager shall reimburse the Corporation's expenses and/or waive a portion of the fee payable to the Manager pursuant to Section 3(a) below in an amount equal to the Excess Corporation Expenses.

         3. COMPENSATION. (a) As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to Section 1, the Corporation will pay to the Manager promptly after the end of each month a fee, calculated on each day during such month at the annual rate of 1.50% of the Corporation's average daily net assets. For this purpose, average daily net assets will reflect the liability accrued (as set forth in Section 3(d) below) for the incentive fee payable to the Manager pursuant to Section 3(b) below. If the Manager shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

         (b) The Manager will also be paid an incentive fee, determined as set forth in this Section 3(b). The amount of incentive fees paid to the Manager may not exceed the incentive fees accrued by the Corporation. The amount accrued by the Corporation for the incentive fee will be reduced in an amount equal to any incentive fee paid to the Manager. The incentive fee will equal 15% of the cumulative incentive fee base less the cumulative amount of incentive fees paid to the Manager in previous years. The cumulative incentive fee base is equal to the sum of the Corporation's: (i) net realized capital gains or losses; (ii) net investment income or loss; and (iii) net unrealized depreciation of securities. All amounts referred to in clauses (i) and (ii) are determined on a cumulative basis and, therefore, include amounts for all periods since the inception of the Corporation. Amounts referred to in clause (iii) are determined as of the end of the calendar year for which the incentive fee calculation is being made. The cumulative incentive fee base is subject to adjustment as described in Section 3(c) below. The incentive fee payable (if any) will be from commencement of the Corporation's operations through December 31, 2000, and subsequent incentive fees (if any) will be payable for each subsequent calendar year (and, if the Corporation is liquidated during a calendar year, for the period from January 1 of that year to the date of liquidation). The Manager is under no obligation to repay any incentive fees previously paid by the Corporation.


         (c) If, at the time the Corporation completes any quarterly repurchase of its shares, 15% of the cumulative incentive fee base less the cumulative amount of incentive fees paid to the Manager in previous years is less than zero (the "Payable Cumulative Loss"), the absolute value of the Payable Cumulative Loss will be reduced in proportion to the percentage of shares repurchased for purposes of calculating the incentive fee, if any, actually payable to the Manager at the end of the year. Each time additional shares of the Fund are sold (other than upon the reinvestment of dividends and distributions), the Payable Cumulative Loss will be increased in proportion to the number of shares issued (but not to an amount larger than the Payable Cumulative Loss would be if no shares had previously been repurchased). All incentive fee computations will take into account the cumulative amount of adjustments previously made under this Section 3(c).

         (d) The Corporation will accrue daily a liability for incentive fees payable pursuant to Section 3(b) above equal to 15% of the daily net increase in the Corporation's net assets from investment operations. If applicable, this liability will be reduced (but not below zero) on any day by 15% of the net decrease in the Corporation's net assets from investment operations. The increase or decrease in the Corporation's net assets from investment operations for any day is equal to the sum of the Corporation's: (i) net realized capital gains or losses; (ii) net investment income or loss; and (iii) net change in unrealized appreciation or depreciation of securities for that day. The Fund's

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net  assets  will be  reduced  or  increased  by the amount of the change in the accrual each day. Notwithstanding anything to the contrary in this Section 3, no incentive fee will be accrued on any day unless the Fund has offset all prior net realized losses, net investment losses and net unrealized depreciation against net realized capital gains, net unrealized appreciation and net investment income, subject to adjustment as set forth in next two sentence. If, at the time the Corporation completes any quarterly repurchase of its shares, the sum of the Corporation's cumulative realized losses, net investment losses and net unrealized depreciation exceeds the sum of the Corporation's cumulative net realized capital gains, net unrealized appreciation and net investment income, then the amount of the excess (the "Accrual Cumulative Loss") will, for purposes of calculating the incentive fee accrual, be reduced in proportion to the percentage of shares repurchased. Each time additional shares of the Fund are sold (other than upon the reinvestment of dividends and distributions), the Accrual Cumulative Loss will be increased in proportion to the number of shares issued (but not to an amount larger than the Accrual Cumulative Loss would be if no shares had previously been repurchased). The computation of the incentive fee accrual takes into account the cumulative amount of adjustments previously made under this Cumulative Loss provision and, except as otherwise noted, excludes the effect of any incentive fees previously accrued or paid.


         4. PURCHASE AND SALE OF SECURITIES. The Manager shall purchase securities from or through and sell securities to or through such persons, brokers or dealers (including the Manager or an affiliate of the Manager) as the Manager shall deem appropriate in order to carry out the policy with respect to portfolio transactions as set forth in the Registration Statement and Prospectus of the Corporation or as the Board of Directors of the Corporation may direct from time to time. In providing the Corporation with investment management and supervision, it is recognized that the Manager will seek the most favorable price and execution, and, consistent with such policy, may give consideration to the research, statistical and other services furnished by brokers or dealers to the Manager for its use, to the general attitude of brokers or dealers toward investment companies and their support of them, and to such other considerations as the Board of Directors of the Corporation may direct or authorize from time to time.

         Notwithstanding the above, it is understood that it is desirable for the Corporation that the Manager have access to supplemental investment and market research and security and economic analysis provided by brokers who execute brokerage transactions at a higher cost to the Corporation than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and execution. Therefore, the Manager is authorized to place orders for the purchase and sale of securities for the Corporation with such brokers, subject to review by the Corporation's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager in connection with its services to other clients as well as the Corporation.

         The placing of purchase and sale orders may be carried out by the Manager or any wholly-owned subsidiary of the Manager.

         If, in connection with purchases and sales of securities for the Corporation, the Manager or any subsidiary of the Manager may, without material risk, arrange to receive a soliciting dealer's fee or other underwriter's or dealer's discount or commission, the Manager shall, unless otherwise directed by the Board of Directors of the Corporation, obtain such fee, discount or commission and the amount thereof shall be applied to reduce the compensation to be received by the Manager pursuant to Section 3(a) hereof.

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         Nothing herein shall prohibit the Board of Directors of the Corporation from approving the payment by the Corporation of additional compensation to others for consulting services, supplemental research and security and economic analysis.

         5. TERM OF AGREEMENT. This Agreement shall continue in full force and effect until December 31, 2001, and from year to year thereafter if such continuance is approved in the manner required by the 1940 Act if the Manager shall not have notified the Corporation in writing at least 60 days prior to such December 31 or prior to December 31 of any year thereafter that it does not desire such continuance. This Agreement may be terminated at any time without payment of penalty by the Corporation, on 60 days' written notice to the Manager, by vote of the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Corporation (as defined by the 1940 Act). This Agreement shall automatically terminate in the event of its assignment (as defined by the 1940 Act).

         6. RIGHT OF MANAGER IN CORPORATE NAME. The Manager and the Corporation each agree that the word "Seligman," which comprises a component of the Corporation's name, is a property right of the Manager. The Corporation agrees and consents that (i) it will only use the word "Seligman" as a component of its corporate name and for no other purpose, (ii) it will not purport to grant to any third party the right to use the word "Seligman" for any purpose, (iii) the Manager or any corporate affiliate of the Manager may use or grant to others the right to use the word "Seligman," or any combination or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company, and at the request of the Manager, the Corporation will take such action as may be required to provide its consent to the use of the word "Seligman," or any combination or abbreviation thereof, by the Manager or any corporate affiliate of the Manager, or by any person to whom the Manager or an affiliate of the Manager shall have granted the right to such use; and (iv) upon the termination of any management agreement into which the Manager and the Corporation may enter, the Corporation shall, upon request by the Manager, promptly take such action, at its own expense, as may be necessary to change its corporate name to one not containing the word "Seligman" and following such change, shall not use the word "Seligman," or any combination thereof, as a part of its corporate name or for any other commercial purpose, and shall use its best efforts to cause its officers, directors and stockholders to take any and all actions which the Manager may request to effect the foregoing and to reconvey to the Manager any and all rights to such word.

         7. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations.

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         IN WITNESS  WHEREOF,  the  Corporation and the Manager have caused this
Agreement to be executed by their duly authorized officers as of the date first above written.

                                         SELIGMAN NEW TECHNOLOGIES FUND II, INC.



                                         By  /s/ William C. Morris
                                            ------------------------------------
                                                 Chairman


                                         J. & W. SELIGMAN & CO. INCORPORATED



                                         By  /s/ Brian T. Zino
                                            ------------------------------------
                                                 President